Exhibit 99.1

WHEELING ISLAND GAMING NAMES NEW SENIOR VICE PRESIDENT

For Immediate Release

WHEELING, W. Va (August 3, 2005)— Ron Sultemeier, president of Delaware North Companies Gaming & Entertainment and Chief Executive Officer of Wheeling Island Gaming, announced today that Eric Persson has been named to a new post of senior vice president and assistant general manager for Wheeling Island Gaming. Wheeling Island is the largest revenue-producing unit of Delaware North Companies Gaming & Entertainment, one of the most successful racing and gaming companies in the United States.

Since joining Wheeling Island Gaming as Vice President of Gaming in 2004, Persson has been an active member of the senior management team and has been instrumental in bringing a new level of excitement and technology to the regional entertainment destination.

Persson brings a wealth of gaming and hospitality experience to this new post. In his most recent role, he has provided overall direction and guidance for Wheeling’s gaming operations, with a focus on improving the overall gaming and entertainment product for the millions of guest who visit the venue each year.

Prior to joining Wheeling Island Gaming, Persson spent more than four years in various management positions with Harrah’ Entertainment.  Before joining Harrah’s, Eric was with the American Gaming Association, Coast Resorts and worked for both a U.S. Congressman and Senator.

Persson is a graduate of Georgetown University Law Center and University of Nevada, Las Vegas.

About Wheeling Island Gaming

Wheeling Island Gaming, Inc. owns and operates Wheeling Island Racetrack & Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia. It is the largest operation of Delaware North Companies Gaming & Entertainment, Inc., a wholly owned subsidiary of Delaware North Companies, Inc.

About Delaware North Companies Gaming & Entertainment

Delaware North Companies Gaming & Entertainment is one of the most innovative gaming and racing operators in the country, specializing in racing venues with added amenities, including video gaming machines, poker rooms, full service restaurants, retail shops and lodging. The company oversees more than 5,500 video gaming machines across the country and operates at seven successful racing operations in New York, Arizona, Florida, West Virginia and Arkansas. To date, Delaware North Companies Gaming & Entertainment is one of only two operators of video gaming machines at racetrack locations in New York State.

About Delaware North Companies

Delaware North Companies is one of the world’s leading hospitality and food service providers. Its family of companies includes Delaware North Companies Parks & Resorts, Delaware North Companies Gaming & Entertainment, CA One Services, Delaware North Companies Sportservice, Delaware North Companies International, TD Banknorth Garden, Delta Queen Steamboat Company, and American Park ‘n Swap. Delaware North Companies is one of the largest privately held companies in the United States with $1.6 billion in annual revenue and 30,000 associates serving one-half billion customers in the United States, Canada, the United Kingdom, Australia and New Zealand. For more information, visit www.DelawareNorth.com.

Note:  This press release may contain “forward-looking statements” within the meaning of the federal securities laws.  Statements concerning anticipated future events and expectations are not historical facts.  We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, any of which could cause actual results to differ materially from those expressed or implied by the statements herein.  These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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